PÖYRY

PÖYRY MANAGEMENT CONSULTING
King Charles House
Park End Street
Oxford
OX1 1JD
UK

Tel: +44 (0)1865 722660
Fax: +44 (0)1865 722988
www.poyry.co.uk

27 January 2014

Pacific Green Technologies Inc.
5205 Prospect Road
San Jose
95129 California
USA

For the attention of: Neil Carmichael

Dear Sir

Engagement of Pöyry as in relation to the Sutton Bridge Energy Park project

The purpose of this letter is to provide a proposal for the services that Pöyry Management Consulting (UK) Ltd ("Pöyry") can provide to Pacific Green Technologies Inc. ("the Client") in respect of its proposed biomass-fired power station at Sutton Bridge, Lincolnshire (the "Project").

The contractual terms under which Pöyry proposes to perform this work are as set out in Annex A. To the extent that there is any inconsistency between the terms of the Schedule and this letter, the terms of this letter shall prevail.

Objective

The objective will be to miscellaneous advice relating to the UK electricity market on a 'call-off' basis as and when required.

Scope of work

Based on our detailed market knowledge and long experience of advising renewables developers in the UK, we will provide advice in relation to the off-take market for electricity and associated green benefits in the UK. Areas which might be relevant include:

- understanding the trading arrangements for electricity and associated green benefits, and commenting on typical contract structures available;
- providing commercial reviews of and advice in relation to negotiating sales agreements for electricity, ROCs, LECs, and embedded benefits (if applicable);
- advice on commercial arrangements relating to connection to and use of electricity networks;
- advice on regulatory developments and risk in the electricity market and renewables support regime;
- advice on meeting Ofgem requirements for ROC and LEC accreditation, including the Fuel Measurement and Sampling (FMS) protocol; and
- commentary on the key drivers of wholesale electricity market prices.

Note that this scope does not include provision of market price projections or valuation of future plant revenues (although we can provide both of these as a separate service).

The exact requirement for each assignment will be agreed at the time. The advice may be delivered through written notes or e-mails, face-to-face meetings or workshops, or teleconferences, as agreed at the time.

Fees

Owing to the open-ended nature of the scope, we proposes to charge for the provision of the services at our standard and time charge rates as set out below, unless a fixed fee has been agreed with the Client in relation to the individual assignment. The fees and rates quoted below exclude VAT, which will be charged at the prevailing rate, where applicable; and expenses, which will be recharged at cost.

The rates applicable for 2014 are:

- Director £325/hour
- Senior Principal £275/hour
- Principal £260/hour
- Senior Consultant £210/hour
- Consultant £165/hour
- Analyst £140/hour

The primary Pöyry contacts will be Ali Lloyd (Principal Consultant) and Andy Kelly (Senior Consultant).

The Client will be billed following completion of each assignment, provided that a single invoice will be issued for any month in which there is more than one assignment. Invoices are payable within thirty days.

A minimum fee of £5,000 applies for the first year of the engagement. If the amount invoiced by the first anniversary of the date of this letter is less than the minimum fee, then the Client will be invoiced for the difference. This minimum fee will be waived if the Client purchases our standard UK Renewables Report or GB Wholesale Price Report, and associated price projections, during this period.

Yours faithfully,

Ali Lloyd
Principal Consultant

PÖYRY

Signed for **Pöyry Management Consulting (UK) Ltd:**

By: G. Davies

Name: GARETH DAVIES

Title: Director

Date: 28 / 1 / 2014

We the undersigned hereby undertake to follow and acknowledge and agree to the terms and conditions of this letter dated ________________.

Signed for **Pacific Green Technologies Inc.:**

By:

Name: Chris Williams

Title: Business Development Director

Date: 24/01/2014

ANNEX A – TERMS AND CONDITIONS

1 ENGAGEMENT

By this Agreement the Client engages the Consultant to provide consultancy services (the "Services") in the project entitled Sutton Bridge Energy Park. The scope and details of the consultancy services are set out in the attached proposal (the "Proposal").

2 THE CONSULTANT'S OBLIGATIONS

2.1 Duties of the Consultant

The Consultant shall deliver the Services set out in the Proposal in accordance with this Agreement. The Consultant shall exercise skill and diligence in the performance of the Services and observe recognized principles of professional ethics and respect the laws and customs in the country where the Services are rendered.

Each Proposal shall be deemed to constitute a separate work project under this Agreement. No modification may be made to any Proposal without written consent of the parties.

2.2 Rendering of the Services

The Consultant may supply written advice or confirm oral advice in writing or deliver a final written report or make an oral presentation on completion of the Services. Prior to completion of the Services the Consultant may supply oral, draft, and interim advice in reports or presentations but in such circumstances the Consultant's written advice or final written report shall take precedence. The Client shall place no reliance on any draft or interim advice or report or oral presentation. The Consultant shall be under no obligation in any circumstances to update any advice, report or any product of the Services, oral or written, for events taking place after the advice, report or product concerned has been issued in final form.

Any product of the Services released to the Client in any form or medium shall be supplied by the Consultant on the basis that it will inure to the benefit of the Client only, and that it shall not be copied, referred to or disclosed, in whole or in part (save for internal purposes of the Client), to a third party and/or for any purpose not envisaged by this Agreement without the Consultant's prior written consent. No advice, opinion, statement of expectation, forecast or recommendation supplied by the Consultant as a part of the Services shall be deemed to constitute a representation or warranty with regard to future events and circumstances.

2.3 Professional Team

Where the Consultant has named in the Proposal or otherwise the individuals in the team rendering the Services (the "Professional Team"), the Consultant shall use its reasonable endeavours to ensure that the same individuals actually render the Services. The Consultant may, however, by written notice to the Client substitute the individuals with others of equal or similar skills. Notwithstanding the foregoing, the Professional Team named in the Proposal or otherwise is subject to change until this Agreement has been duly signed.

2.4 Ownership of Intellectual Property; Rights to Work Product

The Consultant shall retain sole and exclusive ownership and all intellectual property rights (including but not limited to copyright) of all (a) know-how, computer software, computer programs, drafts, documents, information, material, inventions, patents or designs owned by the Consultant which the Consultant may use to provide the Services, and (b) the Work Product (as defined below). The Client shall have a non-transferrable, non-exclusive, royalty-free and perpetual licence to use any and all Work Product developed pursuant to this Agreement for its business use, which shall include use by the Client. "Work Product" means any code (whether source or compiled), processes, documentation, records, training materials, designs, drawings, specifications, drafts and data developed by the Consultant pursuant to this Agreement. The Client shall retain sole and exclusive ownership of all know-how, computer software, computer programs, drafts, documents, inventions, copyrights, patents or designs owned by the Client which the Consultant may use to provide the Services ("Client Intellectual Property"); provided, however, the Consultant shall have a non-exclusive, royalty-free and perpetual licence to use any and all Client Intellectual Property in the Work Product.

3 REMUNERATION

The Proposal by the Consultant to the Client shall specify whether the time based remuneration as defined in Section 3.1 or the fixed price remuneration as defined in Section 3.2 hereinunder shall apply.

3.1 Time Based Remuneration

The Consultant charges for the Services a professional fee based on the amount of time, expressed to the nearest quarter-hour, undertaken working for the Client, plus direct expenses. The fee is calculated in accordance with the current service rates of the Consultant in effect during the execution of the Services for the various categories of personnel used by the Consultant. Special services (legal consultation, reports, expert's opinion, and similar) and services of very short duration may be charged as specified in the Proposal. When travelling in furtherance of consultancy activities, half of the travelling time will be charged to the client unless work can be undertaken in transit, in which case the actual consultancy time will be registered and charged for.

The Consultant charges for travel and other direct expenses and administration as defined in Section 3.3 hereinbelow unless otherwise agreed upon or specified in the Proposal.

3.2 Fixed Price Remuneration

The Consultant charges a fixed price for the Services as specified in the Proposal. Additionally the Consultant charges for travel and other direct non-salary expenses and administration defined in Section 3.3 hereinbelow unless otherwise agreed upon or specified in the Proposal. If the scope of the Services is altered or the performance delayed by reasons not attributable to the

Consultant, the Consultant has the right to charge the Client for such additional services or time consumption at the current rates of the Consultant.

3.3 Expenses

The Consultant charges for travel and other direct non-salary expenses at cost as defined below;

a) Direct expenses for air, ground and sea transportation, taxi, rental car, use of personal or company car and all other travel expenses directly arising out of, or caused by the Services;

b) Subsistence: direct expenses for hotel or other accommodation, including meals and reasonable incidental expenses;

c) All other expenses directly related to the Services, present or future, including but not limited to all kinds of income, sales and other taxes including tax withholdings, licences and permits, official inspections, expenses for meeting legal requirements and regulations and other similar dues, unless carried directly by the Client.

3.4 Terms of Payment

Invoices are issued by the Consultant monthly or as specifically agreed according to a payment schedule approved by the Client and the Consultant. The invoiced amount shall be available on the bank account of the Consultant within thirty (30) days from date of invoice, in the currency prescribed, without any deduction of transfer or other charges. The interest on overdue payments shall be the reference rate of interest confirmed by the Central Bank of the Consultant's home country plus eight (8) percentage units.

All fees quoted are exclusive of any taxes, withholdings, customs duties, bank charges or similar dues or impositions. In case such taxes or other dues are imposed on the Consultant by the authorities in the Client's country or elsewhere then such costs will be charged further to the Client.

4 LIABILITY

4.1 Warranty; Claims

The Consultant shall perform the Services in accordance with the standards of skill, care and diligence generally practiced by members of the management consultancy profession currently operating in the region under similar conditions. In the event that the Consultant makes a mistake or error in the provision of the Services and, provided that the Consultant gets notice of such error or mistake no later than six months after the date of completion of the Services to the Client, the Consultant shall, at its sole discretion either (a) exert commercially reasonably efforts to take such appropriate action to correct the mistake or error, at no expense to the Client, or (b) upon submission by the Client of documented direct damages resulting directly from the Consultant's mistake or error, indemnify the Client for such damages directly caused by the Consultant's mistake or error pursuant to Section 4.2 below.

EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 4.1, NO EXPRESS OR IMPLIED WARRANTIES ARE MADE WITH RESPECT TO THE SERVICES TO BE SUPPLIED BY THE CONSULTANT HEREUNDER, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. THE REMEDY DESCRIBED IN SECTION 4.1 SHALL BE THE CONSULTANT'S SOLE OBLIGATION AND THE CLIENT'S EXCLUSIVE REMEDY WITH RESPECT TO ANY BREACH OF THE CONSULTANT'S WARRANTIES UNDER THIS SECTION 4.1.

4.2 Limitation of Liability

Notwithstanding any provision contained herein, in no event shall the Consultant have any liability under or in relation to this Agreement (including any breach thereof) or Services for any indirect, consequential or economic damages or losses of any nature whatsoever such as but not limited to damages arising out of or pertaining to loss of use of property, loss of profits or other revenue, interest, loss of product, increased expenses or business interruption, however the same may be caused. Furthermore, the Consultant has no liability for damages which are caused by reasons or circumstances not attributable to the Consultant or which are beyond the reasonable control of the Consultant. Under no circumstances shall the Consultant's total aggregate liability under or in relation to this Agreement (including any breach thereof) or Services for any reason exceed the amount paid to the Consultant by the Client under this Agreement. The liability of the Consultant under or in relation to this Agreement or Services shall in all cases expire upon such date falling six months after the date of completion of the Services or such date falling twelve months after the date of this Agreement, whichever is earlier. All claims to the Consultant shall be presented immediately upon detection, however before the expiry of the liability period.

The Consultant shall indemnify and hold the Client, its employees and directors harmless from any claim, expense, loss or damage including reasonable attorney's fees, incurred by the Client which result from any claim by third parties that the Work Product infringes the third party's patent, trademark or copyright provided such alleged infringement does not result from either (a) the Client's modification of the Work Product or (b) the Client's use of the Work Product for other purposes than defined in this Agreement or in combination with any software, hardware or data not provided by or approved by the Consultant. The Consultant shall have no obligations under this paragraph to the Client unless (i) the Client promptly notifies the Consultant in writing of any suits, claims or demands against the Client for which the Consultant is responsible, (ii) the Client gives the Consultant full opportunity and authority to assume the sole defence of and settle such suits and (iii) the Client furnishes to the Consultant upon request all information and assistance available to the Client for defence against such suit, claim or demand.

4.3 Insurance

To cover the Consultant's liability with respect to the activities under this Agreement the Consultant shall keep in effect a general professional indemnity insurance for consulting undertakings. Upon request by the Client, a copy of an insurance certificate evidencing such insurance shall be made available to the Client.

5 MISCELLANEOUS

5.1 Confidentiality

During the term of this Agreement and two (2) years thereafter the Consultant undertakes to keep confidential sensitive information relating to the Client's business or affairs where such information has been identified as confidential by the Client ("Confidential Information").

The Consultant shall not make use of such Confidential Information for purposes outside the scope of the Services without the prior written consent by the Client. The provisions of this Section 5.1 shall not apply to information that; (a) is or becomes public knowledge otherwise than through the Consultant's breach of this confidentiality undertaking; or (b) was obtained by the Consultant from a third party having no obligation of confidentiality with respect to such information; or (c) can be shown to be known by the Consultant by written records made prior to disclosure by the Client; or (d) in such circumstances where a competent court or law requires disclosure of Confidential Information.

5.2 Conflict of Interests

The Professional Team rendering the Services shall not be required, expected or deemed to have knowledge of any information known to their colleagues within the Consultant's organization, which is not known to them personally, or required to obtain such information. The Professional Team shall not be required to make use of or to disclose any information whether known to them or to their colleagues, which is confidential to another client. There are and shall continue to be mechanisms operating within the Consultant's organization and within Pöyry Plc designated to facilitate the protection of each client's interests through the use of one or several of the following measures: separate professional teams, geographical separation, operational independence, separate computer servers and mail systems.

The Consultant may be approached to advise another party or parties who are in dispute with the Client, or to advise or represent interests of a party whose interests are opposed to or competing with the Client's interests. The Consultant and the Client undertake to promptly inform each other should there be a risk of competing engagements. The Consultant shall not permit any member of the Professional Team to accept an engagement resulting in a simultaneously pending competing engagement.

5.3 The Client's Duty to Assist

In order to permit the Consultant to perform the Services in accordance with the Proposal and without inconvenience, the Client shall timely perform its obligations set forth herein and in the Proposal, including, but not limited to supplying the Consultant with all information, assistance and access to the Client staff, documentation, hardware and software in the Client's possession, custody or under the Client's control having a bearing on the Services. The Client shall inform the Consultant of any information or developments which may come to the Client's notice and which may have a bearing on the Services.

5.4 Independent Contractors

The Consultant agrees that it will be providing Services as an independent contractor and any employees of the Consultant involved in providing the Services shall remain only employed with the Consultant and not with the Client.

5.5 No Recruitment

The Client undertakes not to enter into an employment or similar agreement with any member of the Consultant's professional team for a period of 6 months' from the time of completion of the Services agreed upon herein. Should the Client enter into an employment or similar agreement with a member of the Consultant's professional team, then the Client shall pay the Consultant a compensation equal to 60 times the man day fee rate agreed for such a member of the professional team.

5.6 Subcontracting

The Consultant shall be entitled to subcontract or to consult third parties for specialist tasks whenever the Consultant considers it appropriate. The liability of the Consultant to the Client shall, however, not be diminished, except in cases where the persons executing such work are liable by law.

5.7 Assignment

Subject to section 5.6 hereunder, neither party may assign or transfer any of its rights or obligations under this Agreement to any third party without the prior written consent of the other party, provided that the Consultant shall be entitled to assign or transfer all or any of its rights (but not its obligations) under this Agreement to receive payment of any sum of money to any third party without having to obtain the consent of the Client.

5.8 Integration

This Agreement with enclosures contains the entire agreement between the parties and supersedes all other understandings and negotiations, whether oral, written or implied, set forth with respect to the subject matter of this Agreement.

5.9 Severability

If any term of condition contained herein is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable, the remainder of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

5.10 Force Majeure

No delay in or failure of performance by either party, other than payment of money, shall constitute default hereunder if and to the extent such delay or failure is caused by any force majeure occurrence beyond the reasonable control of the party otherwise required to perform and which by the exercise of reasonable diligence by said party could not have been prevented. Such force majeure events are, but not limited to, the following: fire, earthquake, lightning and other Acts-of-God, as well as industrial disputes, acts of terrorism, strikes, sabotage, epidemics, war, riot, mobilization and similar frustrations. In such circumstances, the party affected by force majeure shall have a duty to inform the other party within a reasonable period, not exceeding seven business days, from the date that force majeure is claimed.

5.11 Suspension and Termination

Both the Consultant and the Client may terminate this Agreement or suspend its operation by giving 30 days' prior notice in writing to the other party. Any termination of this Agreement shall be without prejudice to the rights of either party (including costs and fees incurred by the Consultant), which may have accrued up to the effective date of the termination.

5.12 Arbitration

All claims, disputes, controversies and causes of action relating to or arising out of this Agreement shall be governed by the dispute resolution provisions of this Section. For dispute or controversy arisen under or in connection with this Agreement, the Consultant and the Client mutually agree first to try in good faith to settle the dispute or controversy. Any party to this Agreement may initiate the negotiation process by written notice to the other, identifying the dispute or controversy and the desire for negotiation. If the parties have not resolved the dispute or controversy by direct negotiations within 60 days of such notice, any party may initiate arbitration as herein provided.

Any dispute arising out of or in connection with this agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the Rules of the LCIA, which Rules are deemed to be incorporated by reference to this clause. The number of arbitrators shall be one. The seat, or legal place, of arbitration shall be London. The language to be used in the arbitration shall be English.

5.13 Governing Law

This Agreement shall be governed by and interpreted in accordance with the substantive laws of England excluding its conflict of law rules.

5.14 Third party rights

A person who is not a party to this agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

[This page is intentionally blank]